Exhibit 10.2

Execution Version

MORGAN STANLEY SENIOR FUNDING, INC. 1585 Broadway New York, New York 10036	J.P. MORGAN SECURITIES LLC JPMORGAN CHASE BANK, N.A. 383 Madison Avenue New York, New York 10179	UBS SECURITIES LLC 299 Park Avenue New York, New York 10171 UBS LOAN FINANCE LLC 677 Washington Boulevard Stamford, Connecticut 06901

July 11, 2011

ELECTRONIC ARTS INC.

209 Redwood Shores Parkway

Redwood City, California 94065

Attention:  Eric Brown, Chief Financial Officer

Project Plumpjack

Commitment Letter

$550 million Bridge Facility

Ladies and Gentlemen:

Electronic Arts Inc. (“you” or the “Borrower”) has advised Morgan Stanley Senior Funding, Inc. (“MSSF”), J.P. Morgan Securities LLC (“JPMS”), JPMorgan Chase Bank, N.A. (“JPMCB”), UBS Securities LLC (“UBSS”) and UBS Loan Finance LLC (“UBS” and, together with MSSF, JPMS, JPMCB and UBSS, “we”, “us” or the “Commitment Parties”) that you intend to acquire (the “Acquisition”) 100% of the outstanding capital stock of a company previously identified to us and code-named Plumpjack (the “Target”) pursuant to a merger agreement (the “Acquisition Agreement”) between you and the Target. After giving effect to the Acquisition, Target will become a direct or indirect wholly-owned subsidiary of the Borrower. All references to “dollars” or “$” in this Commitment Letter (as defined below) are references to United States dollars.

We understand that the total financing required to effect the Acquisition and to pay the fees and expenses incurred in connection therewith shall be approximately $550 million and shall be provided solely from:

(i) the borrowing or issuance by the Borrower of loans or securities (the “Permanent Financing”); and/or

(ii) if and to the extent that the Borrower is unable to complete the Permanent Financing, or is unable to obtain Permanent Financing with an aggregate principal amount of at least $550 million, the incurrence of senior unsecured bridge loans (the “Bridge Loans”) under a senior bridge facility (the “Bridge Facility”), of $550 million (or, if less, $550 million minus the aggregate principal amount of Permanent Financing so borrowed or issued by the Borrower not later than the date of the borrowing of the Bridge Loans) (such amount, the “Bridge Amount”), as described in the summary of terms and conditions attached hereto as Exhibit A (the “Term Sheet”).

The Acquisition, the entering into of this Commitment Letter (as defined below), the receipt of Permanent Financing and/or the borrowings under the Bridge Facility and the related transactions contemplated by the foregoing as well as the payment of fees, commissions and expenses in connection with each of the foregoing, are collectively referred to as the “Transactions.” No other financing will be required for the Transactions.

1. Commitments. Each of MSSF, JPMCB and UBS is pleased to commit to provide 60%, 20% and 20%, respectively, of the Bridge Facility subject to and on the terms and conditions set forth herein and in the Term Sheet and the additional conditions attached as Exhibit B (the “Conditions Term Sheet” and, together with the Term Sheet, the “Term Sheets” and, the Term Sheets together with this agreement and the Fee Letter (as defined below), the “Commitment Letter”). It is agreed that MSSF, JPMS and UBSS will act as joint lead arrangers, joint book-runners and joint syndication agents for the Bridge Facility (in such capacity, each a “Lead Arranger” and, collectively, the “Lead Arrangers”) and MSSF will act as administrative agent for the Bridge Facility (in such capacity, the “Administrative Agent”). It is understood and agreed that MSSF and its affiliates will have “lead left” placement on all marketing materials relating to the Bridge Facility and will perform the duties and exercise the authority customarily performed and exercised by them in such role, including acting as sole manager of the physical books. It is further agreed that no additional advisors, agents, co-agents, arrangers or bookmanagers will be appointed and no Lender (as defined below) will receive compensation with respect to the Bridge Facility outside the terms contained in this Commitment Letter and the fee letter (the “Fee Letter”) executed simultaneously herewith in order to obtain its commitment to participate in the Bridge Facility, in each case unless you and we so agree.

You agree that the closing date of the Transactions including the closing of the Bridge Facility and, if applicable, the borrowing or issuance of the Permanent Financing (the “Closing Date”) shall be a date mutually agreed upon between you and us, but in any event shall not occur until all of the terms and conditions in this Commitment Letter (including the conditions to initial funding) have been satisfied or waived. The commitments and other obligations of the Commitment Parties hereunder are subject to the satisfaction or waiver of the conditions described or set forth in Exhibit B hereto.

Notwithstanding anything in this Commitment Letter, the Fee Letter or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations relating to the Borrower, the Target and their respective subsidiaries and businesses the accuracy of which shall be a condition to availability of the Bridge Facility on the Closing Date shall be (A) such of the representations made by the Target in the Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below) and (ii) the terms of the Bridge Documentation shall be in a form such that they do not impair availability of the Bridge Facility on the Closing Date if the conditions set forth in this Commitment Letter are satisfied. For purposes hereof, “Specified Representations” means the representations and warranties as to due organization, corporate power and authority; the due authorization, execution, delivery and enforceability of the Bridge Documentation; the Bridge Documentation not conflicting with charter documents, law or contracts; solvency of the Borrower and its subsidiaries, taken as a whole after giving effect to the Transactions, as of the Closing Date; Federal Reserve margin regulations; Investment Company Act; and Patriot Act.

2. Syndication. The Lead Arrangers reserve the right, prior to or after execution of the definitive credit documentation for the Bridge Facility, to syndicate all or part of each of the Commitment Parties’ commitments for the Bridge Facility to one or more financial institutions or institutional lenders in consultation with you. Notwithstanding the Lead Arrangers’ right to syndicate the Bridge Facility and receive commitments with respect thereto, (i) none of the Commitment Parties will be relieved, released or novated from all or any portion of their respective commitments hereunder prior to the initial funding under the Bridge Facility, (ii) no assignment or novation by any Commitment Party shall become effective as between you and the Commitment Parties with respect to all or any portion of any Commitment Party’s commitments in respect of the Bridge Facility until the Closing Date and (iii) unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Bridge Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. Without limiting your obligations to assist with syndication efforts as set forth herein, the Commitment Parties agree that completion of such syndication is not a condition to their respective commitments hereunder.

The Lead Arrangers intend to commence syndication efforts promptly after the execution of this Commitment Letter by you and you agree to actively assist the Lead Arrangers in achieving a syndication in respect of the Bridge Facility that is reasonably satisfactory to the Lead Arrangers. Such syndication will be accomplished by a variety of means, including direct contact during the syndication for the Bridge Facility between senior management and advisors of the Target and the proposed syndicate members for the Bridge Facility (such members being referred to as the “Lenders”). The Lead Arrangers will manage all aspects of the syndication in consultation with you, including the timing, scope and identity of potential lenders, any agency or other title designations or roles awarded to any potential lender, any compensation provided to each potential lender from the amount paid to the Lead Arrangers pursuant to this Commitment Letter and the Fee Letter and the final allocation of the commitments in respect of the Bridge Facility among the Lenders.

To assist the Lead Arrangers in their syndication efforts, you hereby covenant and agree:

(a) to provide and cause you and your advisors to provide, and use commercially reasonable efforts to cause the Target, its subsidiaries and its advisors to provide, the Lead Arrangers upon request with all information requested by the Lead Arrangers that is deemed customary and reasonably necessary by the Lead Arrangers to achieve a syndication in respect of the Bridge Facility, including but not limited to the Projections (as defined below) and financial and other information, reports, memoranda and evaluations prepared by you, the Target or its subsidiaries or your or their respective advisors;

(b) to assist us in the preparation of one or more confidential information memoranda (including public and private versions thereof) and other customary marketing materials, in each case in form and substance customary for transactions of this type and otherwise satisfactory to the Lead Arrangers, to be used in connection with the syndication of the Bridge Facility;

(c) to use commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit materially from your existing lending and banking relationships and from the existing lending and banking relationships of the Target and its subsidiaries; and

(d) to otherwise assist the Lead Arrangers in their syndication efforts, including by making available your and the Target’s officers, representatives and advisors, in each case from time to time and to attend and make presentations regarding the business and prospects of the Borrower at one or more meetings of Lenders.

Without limitation of the foregoing, prior to and until the earlier of (i) completion of the syndication of the Bridge Facility (as determined by the Commitment Parties and notified in writing to you) and (ii) the 60th day after the funding (if any) of the Bridge Facility (the “Syndication End Date”), there shall be no competing issues of debt securities or commercial bank or other debt facilities or securitizations (including any renewals or refinancing thereof) by the Borrower, the Target or any of their respective subsidiaries or affiliates being discussed, attempted, offered, placed or arranged (other than the Permanent Financing) without the prior written consent of the Commitment Parties, including renewals or refinancing of any existing debt (it being understood that this condition shall survive the Closing Date as a covenant until the Syndication End Date).

3. Information. You represent and warrant that (a) all written information (other than the Projections referred to below or forward-looking information and information of a general economic or industry specific nature) that has been or will hereafter be made available by or on behalf of you, the Borrower, the Target or by any of your or their respective agents or representatives in connection with the Transactions (the “Information”) to the Commitment Parties or any of their respective affiliates, agents or representatives or to any Lender or any potential Lender, taken as a whole and taken as a whole together with the Borrower’s filings with the Securities and Exchange Commission, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in the light of the circumstances under which such statements were or are made and (b) all financial projections (the “Projections”), if any, that have been or will be prepared by you or on your behalf or by any of your representatives and made available to the Commitment Parties or any of their respective affiliates, agents or representatives or to any Lender or any potential Lender in connection with the Transactions have been or will be prepared in good faith based upon reasonable assumptions (it being understood that such projections are subject to significant uncertainties and contingencies and that no assurance can be given that any particular projections will be realized and that variances between actual results and projected results can be material). You agree that, if at any time prior to the Closing Date and, if requested by us, for such period (not to exceed 60 days) thereafter as is necessary to complete the syndication of the Bridge Facility, any of the representations or warranties in the preceding sentence would be incorrect in any material respect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then you will use commercially reasonable efforts to promptly supplement, or cause to be supplemented, the Information and Projections so that such representations and warranties will be correct in all material respects at such time. You also agree to promptly advise the Lead Arrangers, the Commitment Parties and the Lenders of all developments of which the Borrower is aware that materially affects the Borrower, the Target, any of their respective subsidiaries or affiliates or the Transactions. You agree that, in issuing the commitments hereunder and in arranging and syndicating the Bridge Facility, we will be entitled to use and rely on the Information and the Projections furnished by you or on your behalf or on behalf of the Target without independent verification thereof.

You agree that the Lead Arrangers may make available any Information and Projections (collectively, the “Company Materials”) to potential Lenders by posting the Company Materials on IntraLinks, the Internet or another similar electronic system (the “Platform”). You further agree to assist, at the request of the Lead Arrangers, in the preparation of a version of a confidential information memorandum and other marketing materials and presentations to be used in connection with the syndication of the Bridge Facility, consisting exclusively of information or documentation that is either (i) publicly available (or contained in any prospectus or other offering memorandum for the Permanent Financing) or (ii) not material with respect to the Borrower, the Target or their respective subsidiaries or any of their respective securities for purposes of foreign, United States federal and state securities laws (all such information and documentation being “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information.” You further agree that each document to be disseminated by the Lead Arrangers to any Lender or potential Lender in connection with the syndication of the Bridge Facility will be identified by you as either (i) containing Private Lender Information or (ii) containing solely Public Lender Information. You acknowledge that the following documents will contain solely Public Lender Information: (i) drafts and final definitive documentation with respect to the Bridge Facility; (ii) administrative materials prepared by the Lead Arrangers for potential Lenders (e.g. a lender meeting invitation, allocation and/or funding and closing memoranda); and (iii) notification of changes in the terms of the Bridge Facility.

4. Costs, Expenses and Fees. You agree to pay or reimburse the Lead Arrangers, the Administrative Agent and the Commitment Parties for all reasonable and documented costs and out-of-pocket expenses incurred by the Lead Arrangers, the Administrative Agent and the Commitment Parties or their respective affiliates (whether incurred before or after the date hereof) in connection with the Bridge Facility and the preparation, negotiation, execution and delivery of this Commitment Letter and Fee Letter and the Bridge Documentation, including without limitation, the reasonable and documented fees and disbursements of a single legal counsel, regardless of whether any of the Transactions is consummated. You further agree to pay all reasonable and documented costs and out-of-pocket expenses of the Lead Arrangers, the Administrative Agent and the Commitment Parties and their respective affiliates (including, without limitation, the reasonable and documented fees and disbursements of legal counsel) incurred in connection with the enforcement of any of its rights and remedies hereunder (provided that you shall not be responsible hereunder for the fees and expenses of more than one counsel in connection with any such enforcement action in the same jurisdiction). In addition, you hereby agree to pay when and as due the fees described in the Fee Letter. Once paid, such fees shall not be refundable under any circumstances, except as set forth in the Fee Letter. The terms of the Fee Letter are an integral part of each Commitment Party’s commitment hereunder and constitute part of this Commitment Letter for all purposes hereof, and compliance with the terms thereof is a condition precedent to each Commitment Party’s commitment hereunder.

5. Indemnity. You agree to indemnify and hold harmless each of the Lead Arrangers, the Administrative Agent and Lenders and their respective affiliates (including, without limitation, controlling persons) and each director, officer, employee, advisor, agent, affiliate, successor, partner, representative and assign of each of the forgoing (each an “Indemnified Person”) from and against any and all actions, suits, investigation, inquiry, claims, losses, damages, liabilities, expenses or proceedings of any kind or nature whatsoever which may be incurred by or asserted against or involve any such Indemnified Person as a result of or arising out of or in any way related to or resulting from this Commitment Letter, the Fee Letter, the Bridge Facility, the use of proceeds thereof, the Transactions or the other transactions contemplated thereby (regardless of whether any such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or otherwise) (any of the foregoing, a “Proceeding”), and you agree to reimburse each Indemnified Person within 15 days of written demand for any reasonable and documented legal or other out-of-pocket expenses incurred in connection with investigating, defending, preparing to defend or participating in any such Proceeding; provided, however, that no Indemnified Person will be indemnified for any such cost, expense or liability (a) to the extent determined by a judgment of a court of competent jurisdiction to have resulted from (i) the gross negligence or willful misconduct of such Indemnified Person, (ii) a material breach by such Indemnified Person of its express obligations under this Commitment Letter or (iii) any settlement entered into by such Indemnified Person without the Borrower’s consent (which consent shall not be unreasonably withheld, delayed or conditioned) or (b) arising out of or in connection with any claim, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any of its affiliates or agents or the performance by any Commitment Party or its affiliates of its role as agent or arranger of the Bridge Facility and that is brought by one Indemnified Person against another Indemnified Person. In no event shall you be responsible hereunder for the fees and expenses of more than one counsel for all Indemnified Persons in connection with an action, claim, suit, investigation or proceeding in the same jurisdiction. In the case of any

Proceeding to which the indemnity in this paragraph applies, such indemnity and reimbursement obligations shall be effective, whether or not such Proceeding is brought by you, the Target, any of your or their respective securityholders or creditors, an Indemnified Person or any other person, or an Indemnified Person is otherwise a party thereto and whether or not any aspect of the Commitment Letter, the Fee Letter, the Bridge Facility or any of the Transactions is consummated. Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be responsible or liable for damages arising from the unauthorized use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission and (ii) no Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to you, the Target, or any of your or their respective securityholders or creditors arising out of, related to or in connection with the Commitment Letter, the Fee Letter, the Bridge Facility or any of the Transactions or the other transactions contemplated thereby, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a judgment by a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence or willful misconduct, and it is further agreed that the Indemnified Person shall have liability only to you (as opposed to any other person).

You will not, without the prior written consent of the Indemnified Person, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination (i) includes an unconditional release of each Indemnified Person from all liability arising out of such Proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability, or a failure to act by or on behalf of such Indemnified Person.

6. Confidentiality. This Commitment Letter is furnished solely for your benefit, and may not be relied upon or enforced by any other person or entity other than the parties hereto, the Lenders and the Indemnified Persons. This Commitment Letter is delivered to you on the condition that neither the existence of this Commitment Letter nor the Fee Letter nor any of their contents shall be disclosed, directly or indirectly, to any other person or entity except (i) to your directors, officers, employees and advisors and the directors, officers and advisors of the Target, in each case on a “need-to-know” basis and only in connection with the evaluation of the Transactions, (ii) as may be compelled in a judicial or administrative proceeding or as otherwise required by law, (iii) in the case of this Commitment Letter and the contents hereof (but not the Fee Letter and the contents thereof), as you may determine is reasonably advisable to comply with your obligations under securities and other applicable laws and regulations, and (iv) in the case of this Commitment Letter, to any ratings agency on a confidential basis (but not the Fee Letter and the contents thereof unless redacted in a form acceptable to the Commitment Parties in their sole discretion). Each Commitment Party shall maintain the confidentiality of the information received from you or any of your subsidiaries that is not available to that Commitment Party on a nonconfidential basis prior to disclosure by you or any of your subsidiaries, except that information may be disclosed (a) to its affiliates and to its and its affiliates’ respective managers, administrators, trustees, partners, directors, members, officers, employees, agents, advisors and other representatives who are involved in the transactions contemplated hereby or otherwise have a need to know (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over it, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Commitment Letter or any assignee or participant or prospective assignee or participant under the Bridge Facility, (e) in connection with the administration of this Commitment Letter, (f) with your consent or (g) to the extent such information (x) becomes publicly available other than as a result of a breach of this provision or any other breach of an obligation of confidentiality or (y) become available on a non-confidential basis to the Commitment Party from a source other than you. Any person required to maintain the confidentiality of information as provided in the preceding sentence shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such information as such person would accord to its own confidential information, but in no event less than a reasonable degree of care. Notwithstanding any other provision of this Commitment Letter, the obligations under this Section 6 shall terminate on the second anniversary of the date hereof.

7. Patriot Act. We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (as amended, the “Patriot Act”), we and the other Lenders are required to obtain, verify and record information that identifies the Borrower, the Target and their respective subsidiaries, which information includes the name, address, tax identification number and other information regarding them that will allow any of us or such Lender to identify the Borrower and the Target in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective on behalf of each Commitment Party and each other Lender.

8. Governing Law etc. This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law to the extent that the application of the laws of another jurisdiction will be required thereby. Any right to trial by jury with respect to any claim, action, suit or proceeding arising out of or contemplated by this Commitment Letter and/or the related Fee Letter is hereby waived. The parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the federal and New York State courts located in the City of New York, Borough of Manhattan (and appellate courts thereof) in connection with any dispute related to this Commitment Letter or the Fee Letter or any matters contemplated hereby or thereby and agree that any service of process, summons, notice or document by registered mail addressed to such party shall be effective service of process for any suit, action or proceeding relating to any such dispute. The parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding may be enforced in any jurisdiction by suit on the judgment or in any other manner provided by law. Nothing herein will affect the right of any party hereto to serve legal process in any other manner permitted by law or affect such party’s right to bring any suit, action or proceeding against any other party hereto or its or their property in the courts of other jurisdictions for purposes of enforcing a judgment received in accordance with the foregoing provisions of this paragraph.

9. Other Activities; No Fiduciary Relationship; Other Terms.

As you know, each of the Commitment Parties (in this paragraph, including its respective affiliates) is a full service securities firm engaged, either directly or indirectly through its affiliates in various activities, including securities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, each Commitment Party or its respective affiliates may actively trade the debt and equity securities (or related derivative securities) of the Borrower or other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Each Commitment Party or its respective affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities or other debt obligations of the Borrower or other companies which may be the subject of the arrangements contemplated by this Commitment Letter.

The Lead Arrangers, the Administrative Agent and the Commitment Parties and their respective affiliates may have economic interests that conflict with those of the Target or the Borrower and may provide financing or other services to parties whose interests conflict with yours. You agree that each Lead Arranger, the Administrative Agent and each Commitment Party will act under this agreement as an independent contractor and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lead Arrangers, the Administrative Agent and the Commitment Parties on the one hand and the Target or the Borrower, or their respective management, stockholders or affiliates on the other hand. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Lead Arrangers, the Administrative Agent and the Commitment Parties, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction, each Commitment Party is acting solely as a principal and not as a fiduciary of the Borrower, its management, stockholders, creditors or any other person, (iii) the Lead Arrangers, the Administrative Agent and the Commitment Parties have not assumed an advisory or fiduciary responsibility in favor of you with respect to the Transactions or the process leading thereto (irrespective of whether the Lead Arrangers, the Administrative Agent or the Commitment Parties or any of their respective affiliates had advised or is currently advising you on other matters) or any other obligation to you except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you have consulted your own legal and financial advisors to the extent you deem appropriate.

You further acknowledge and agree that you and your respective subsidiaries are responsible for making your own independent judgment with respect to the Transactions and the process leading thereto. In addition, please note that the Lead Arrangers, the Administrative Agent and the Commitment Parties and their respective affiliates do not provide accounting, tax or legal advice. You and your respective subsidiaries agree that you will not claim that the Lead Arrangers, the Administrative Agent or the Commitment Parties or any of their respective affiliates has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to you or your subsidiaries, in connection with the Transactions or the process leading thereto.

We reserve the right to employ the services of one or more of our affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to such affiliates certain fees payable to us in such manner as we and such affiliates may agree in our sole discretion. You also agree that the Commitment Parties may at any time and from time to time assign all or any portion of its respective commitments hereunder to one or more of its respective affiliates. You acknowledge that the Commitment Parties may share with any of their respective affiliates, and such affiliates may share with the Commitment Parties, any information related to the Transactions, you, the Target, any of your or their subsidiaries or any of the matters contemplated hereby in connection with the Transactions; provided, however, that we shall not, and shall cause our affiliates not to, use confidential information obtained from you except in connection with our services to and relationships with you or as otherwise provided by Section 6 hereof.

10. Acceptance, Termination, Amendment, etc. Please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts hereof and thereof by no later than 5:00 p.m., New York time, on July 18, 2011. Thereafter, the commitments and other obligations of the Commitment Parties set forth in this Commitment Letter shall automatically terminate unless each of the Lenders shall in their discretion agree to an extension, upon the earliest to occur of (i) the execution and delivery of Bridge Documentation by all of the parties thereto and the consummation of the Acquisition;(ii) October 11, 2011, if the Bridge Documentation shall not have been executed and delivered by all such parties thereto; and (iii) the date of termination or abandonment of the Acquisition Agreement. In addition, each of the Commitment Parties’ commitments hereunder to provide the Bridge Facility will terminate upon the borrowing or issuance of the Permanent Financing in an aggregate principal amount of at least $550 million.

This Commitment Letter and the Fee Letter constitute the entire agreement and understanding between you and your subsidiaries and affiliates and the Commitment Parties with respect to the Bridge Facility and supersedes all prior written or oral agreements and understandings relating to the specific matters hereof. No individual has been authorized by any of the Commitment Parties or any of their respective affiliates to make any oral or written statements that are inconsistent with this Commitment Letter or the Fee Letter.

Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter. Delivery of an executed counterpart of a signature page to this Commitment Letter and the Fee Letter by facsimile or electronic .pdf shall be effective as delivery of a manually executed counterpart of this Commitment Letter and the Fee Letter. This Commitment Letter and the Fee Letter may be executed in any number of counterparts, and by the different parties hereto on separate counterparts, each of which counterpart shall be an original, but all of which shall together constitute one and the same instrument. The provisions of Section 2, 3, 4, 5, 6, 8, 9 and this Section 10 shall survive termination of this Commitment Letter, provided that Sections 2 and 3 shall survive only if the Closing Date occurs. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the parties hereto. This Commitment Letter shall not be assignable by you without our prior written consent and any purported assignment without such consent shall be null and void. Notwithstanding anything herein to the contrary, this Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and any Indemnified Persons).

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We are pleased to have given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Andrew Earls
Name: Andrew Earls
Title: Authorized Signatory

J.P. MORGAN SECURITIES LLC

By:	/s/ Natalia Klykova
Name: Natalia Klykova
Title: Executive Director

JPMORGAN CHASE BANK, N.A.

By:	/s/ Peter B. Thauer
Name: Peter B. Thauer
Title: Executive Director

UBS SECURITIES LLC

By:	/s/ David W. Barth

Name:	David W. Barth
Title:	Managing Director, High Yield Capital Markets

By:	/s/ Michael Lawton

Name: Michael Lawton
Title: Director

UBS LOAN FINANCE LLC

By:	/s/ David W. Barth

Name:	David W. Barth
Title:	Managing Director, High Yield Capital Markets

By:	/s/ Michael Lawton

Name: Michael Lawton
Title: Director

Agreed to and accepted as of

the date first written above:

ELECTRONIC ARTS INC.

By:	/s/ Eric Brown
Name: Eric Brown
Title: Executive Vice President, Chief Financial Officer

EXHIBIT A

$550 MILLION SENIOR UNSECURED BRIDGE FACILITY

SUMMARY OF TERMS AND CONDITIONS

All capitalized terms used herein but not defined shall have the meanings provided in the Commitment Letter to which this Summary of Terms and Conditions is attached.

Borrower:	Electronic Arts Inc. (the “Borrower”). The Borrower will own all of the capital stock of the Target, directly or through a wholly-owned subsidiary, on the Closing Date.

Administrative Agent:	Morgan Stanley Senior Funding, Inc. (“MSSF” or the “Administrative Agent”).

Lead Arrangers;

Joint Bookrunners:	Each of Morgan Stanley Senior Funding, Inc., J.P. Morgan Securities LLC and UBS Securities LLC (in such capacity, each a “Lead Arranger” and, collectively, the “Lead Arrangers”).

Lenders:	MSSF and a syndicate of financial institutions and institutional lenders arranged by the Lead Arrangers in consultation with the Borrower.

Ranking:	The Bridge Loans will rank senior to all subordinated indebtedness of the Borrower and will rank pari passu to all senior debt of the Borrower.

Guarantors:	The Bridge Facility will be guaranteed on a senior basis by each of the Borrower’s existing and subsequently acquired or organized direct and indirect wholly-owned material subsidiaries (each having in excess of 5% of the consolidated assets or revenue of the Borrower), other than subsidiaries organized and existing outside of the United States (each a “Guarantor” and, collectively, the “Guarantors”), provided that the consolidated assets and revenues of the Borrower and Guarantors (excluding subsidiaries that are not Guarantors) shall not be less than 75% of the consolidated assets and revenues of the Borrower and all of its domestic subsidiaries. The guarantees will rank senior to all subordinated indebtedness of a Guarantor and will rank pari passu to all other senior indebtedness of such Guarantor.

Bridge Facility:	A senior unsecured increasing rate bridge facility (the “Bridge Facility”) with loans in an aggregate principal amount equal to the excess of (i) $550 million over (ii) the aggregate principal amount of loans or securities (the “Permanent Financing”) (if any) issued by the Borrower after the date of the Commitment Letter but not later than the Closing Date (such amount, the “Bridge Committed Amount”).

Maturity and Amortization:	The Bridge Facility shall mature on the first anniversary of the Closing Date (the “Maturity Date”). There shall be no amortization in respect of the Bridge Loans.

Purpose and Availability:	Upon satisfaction or waiver of the conditions precedent to drawing to be specified in the Bridge Documentation (which shall be as specified in Section 1 of the Commitment Letter), the Bridge Facility will be available in a single borrowing on the Closing Date in an amount not in excess of the Bridge Committed Amount, and shall be utilized (a) to finance the Acquisition and (b) to pay fees and expenses incurred in connection with the Transactions. Once repaid, no amount of the Bridge Loans may be reborrowed.

Security:	None.

Interest:	The Bridge Loans will accrue interest at a rate per annum equal to the three-month London Interbank Offered Rate (“LIBOR”) as determined by the Administrative Agent for a corresponding U.S. dollar deposit amount (adjusted quarterly) plus a spread (the “Spread”) in effect from time to time. The Spread will initially be 162.5 basis points, and will increase by an incremental 25 basis points on each of the 90th day, the 180th day and the 270th day after the Closing Date (each, an “Increase Date”). LIBOR will be adjusted for maximum statutory reserve requirements (if any).

Interest on the Bridge Loans will be payable in arrears on each Increase Date and on the Maturity Date. Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

Default Interest:	Upon the occurrence and during the continuance of a payment default, interest will accrue on the amount of any loan or other amount outstanding under the Bridge Facility at a rate of 2.0% per annum plus the interest rate otherwise applicable to the loans under the Bridge Facility and will be payable on demand.

Mandatory Prepayments:	The Borrower will be required to prepay Bridge Loans in an amount equal to: (a) 100% of the net cash proceeds received from the sale or other disposition of all or any part of the assets of the Borrower or any of its subsidiaries after the Closing Date (including deemed dispositions through casualty insurance and similar events) other than sales of inventory in the ordinary course of business and other exceptions to be agreed and other than amounts reinvested in assets to be used in the Borrower’s business within 12 months of such disposition and (b) 100% of the net cash proceeds received by the Borrower or any of its subsidiaries from the issuance after the Closing Date of any (i) Permanent Financing or, (ii) with exceptions to be agreed, other long-term debt financing.

Optional Prepayments:	The Bridge Loans may be prepaid, in whole or in part, at the option of the Borrower, at any time with prior notice, at par plus accrued and unpaid interest and breakage costs and in minimum amounts to be agreed.

Conditions Precedent to

Funding:	Conditions precedent to borrowing under the Bridge Facility shall be limited to those set forth in Exhibit B to the Commitment Letter.

Representations and Warranties:	Representations and warranties applicable to the Borrower and its subsidiaries shall be limited to the following (with customary qualifications): corporate existence; corporate power and authority; non-contravention and enforceability of the Bridge Documentation; no conflicts with law or contractual obligations; accuracy and completeness of financial and other information (including pro forma financial information); no material adverse change; compliance with applicable laws and regulations, including ERISA, environmental laws and Federal Reserve regulations; accuracy and completeness of disclosure, absence of undisclosed liabilities; consents; ownership of property; no liens; absence of burdensome restrictions; intellectual property; Patriot Act and anti-terrorism law compliance; subsidiaries; status as senior debt; no material litigation; inapplicability of the Investment Company Act of 1940; solvency as of the Closing Date; payment of taxes and other obligations; and no default or event of default.

Affirmative Covenants:	Affirmative covenants, applicable to the Borrower and its subsidiaries, shall be limited to the following (subject to thresholds, limitations and/or exceptions to be negotiated and reflected in the Bridge Documentation): delivery of certified quarterly and audited annual financial statements, accountants’ letters, reports to shareholders, notices of defaults, litigation and other material events, compliance certificates and other information customarily supplied in a transaction of this type; compliance with applicable laws and regulations, including ERISA, environmental laws and Federal Reserve regulations; payment of taxes and other obligations; maintenance of appropriate and adequate insurance; use of proceeds; preservation of corporate existence, rights (charter and statutory), franchises, permits, licenses and approvals; annual visitation and inspection rights; keeping of proper books and records; maintenance of properties; performance of material contracts; and commercially reasonable efforts to maintain public corporate credit/family ratings of the Borrower, in each case on customary terms.

Negative Covenants:	Negative covenants, applicable to the Borrower and its subsidiaries, shall be limited to the following (subject to thresholds and/or exceptions to be negotiated and reflected in the Bridge Documentation):

1.	Limitations on liens.

2.	Limitations on debt (including, without limitation, guaranties and other contingent obligations, and including the subordination of all intercompany indebtedness on terms satisfactory to the Lenders) and any prepayment, redemption or repurchase of such debt.

3.	Limitations on sale-leaseback transactions.

4.	Limitations on mergers, consolidations and acquisitions.

5.	Limitations on sales, transfers and other dispositions of assets.

6.	Limitations on investments.

7.	Limitations on dividends and other distributions, stock repurchases and redemptions and other restricted payments.

8.	Limitations on restrictions affecting subsidiaries.

9.	Limitations on transactions with affiliates.

10.	Limitations on changes in (i) the nature of their business, (ii) accounting policies or (iii) fiscal year.

Financial Covenants:	None.

Events of Default:	Events of default shall be limited to the following: failure to pay principal when due or interest or other amounts within a specified grace period (to be determined) after the same becomes due; breach of representations, warranties or covenants; cross-default and cross-acceleration; bankruptcy and insolvency events; judgment defaults; actual or asserted invalidity or impairment of the Bridge Documentation, guarantees or subordination provisions (of subordinated debt); standard ERISA defaults; and change of control.

Expenses and Indemnity:

The Borrower shall pay or reimburse all reasonable and documented costs and out-of-pocket expenses incurred in connection with the syndication of the Bridge Facility and with the preparation, negotiation, execution and delivery of the Bridge Documentation, including without limitation, the reasonable and documented fees and disbursements of a single legal counsel. You further agree to pay all reasonable and documented costs and out-of-pocket expenses of the Administrative Agent, the Lenders and their respective affiliates (including, without limitation, the reasonable and documented fees and disbursements of legal counsel incurred in connection with the administration, amendment, waiver or modification (including proposed amendments, waivers or modifications) of, and enforcement of any of its rights and remedies under, the Bridge Documentation (provided that you shall not be responsible hereunder for the fees and expenses of more than one counsel in connection with any such enforcement action in the same jurisdiction).

The Borrower will indemnify the Lenders, the Lead Arrangers, the Administrative Agent and their respective affiliates, and hold them harmless from and against all reasonable and documented out-of-pocket costs, expenses (including but not limited to reasonable and documented legal fees and expenses of legal counsel and liabilities arising out of or relating to the Transactions and any actual or proposed use of the proceeds of any loans made under the Bridge Facility; provided, however, that no such person will be indemnified for costs, expenses or liabilities (i) to the extent determined by a judgment of a court of competent jurisdiction to have been incurred from the gross negligence or willful misconduct of such person, a material breach by such person of its express obligations under the Bridge Facility or any settlement entered into by such person without the Borrower’s consent (which consent shall not be unreasonably withheld, delayed or conditioned) or (ii) arising out of or in connection with any claim, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any of its affiliates or agents or the performance by any Commitment Party or its affiliates of its role as agent or arranger of the Bridge Facility and that is brought by one such person against another such person. The Borrower will not be responsible under the indemnity for the fees and expenses of more than one counsel for all indemnified persons in connection with an action, claim, suit, investigation or proceeding in the same jurisdiction.

Waivers and Amendments:	Amendments and waivers of the provisions of the Bridge Documentation shall require the approval of Lenders holding not less than a majority of the aggregate principal amount of the loans and commitments under the Bridge Facility; provided that (a) the consent of each affected Lender shall be required with respect to (i) increases in the commitment of such Lender; (ii) reductions of principal, interest or fees; (iii) extensions of the final maturity date and (iv) releases of all or substantially all of the guarantees and (b) the consent of all of the Lenders shall be required with respect to modification of the voting percentages (or any of the applicable definitions related thereto).

Assignments and Participations:

Each Lender may assign all or, subject to minimum amounts to be agreed, a portion of its loans and commitments under the Bridge Facility. Assignments will require payment of an administrative fee to the Administrative Agent and, except for an assignment to an existing Lender or an affiliate of an existing Lender and, in the case of the Borrower, during the continuance of an Event of Default (as defined in the Bridge Documentation), the consent of the Administrative Agent and the Borrower (which consent shall not be unreasonably withheld, delayed or conditioned). In addition, each Lender may sell participations in all or a portion of its loans and commitments under the Bridge Facility; provided that no purchaser of a participation shall have the right to exercise or to cause the selling Lender to exercise voting rights in respect of the Bridge Facility (except as to certain basic issues).

Yield Protection, Taxes and

Other Deductions:	The Bridge Documentation will contain customary provisions for facilities of this kind, including, without limitation, in respect of breakage and redeployment costs, increased costs, funding losses, capital adequacy, illegality, requirements of law. All payments shall be free and clear of any present or future taxes, withholdings or other deductions whatsoever (other than income taxes in the jurisdiction of a Lender’s applicable lending office and other customarily excluded taxes).

Governing Law:	The State of New York. Each party to the Bridge Documentation will waive the right to trial by jury and will consent to the exclusive jurisdiction of the state and federal courts located in The Borough of Manhattan, The City of New York.

Counsel to the

Administrative Agent:	Davis Polk & Wardwell LLP.

EXHIBIT B

CONDITIONS PRECEDENT

$550 MILLION BRIDGE FACILITY

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit B is attached.

The commitments of the Lenders in respect of the Bridge Facility and the closing and the initial extension of credit thereunder will be subject to satisfaction of the following conditions precedent:

(a) Consummation of the Acquisition. The Lead Arrangers shall have reviewed, and be satisfied with, the Acquisition Agreement (it being understood that the Lead Arrangers are satisfied with the draft acquisition agreement dated July 11, 2011 (the “Draft Acquisition Agreement”) received by the Lead Arrangers at 5:13 p.m., New York time, on July 11, 2011). The Acquisition and the other Transactions shall be consummated concurrently with the initial funding of the Bridge Facility in compliance with applicable law and in accordance with the Acquisition Agreement, without waiver or amendment thereof or any consent thereunder (including any change in the purchase price) in any material respect by the Borrower in a manner materially adverse to the Lenders unless consented to by the Lead Arrangers (provided that the Borrower may waive the condition precedent to the closing of the Acquisition specified in Section 6.2(b) of the Acquisition Agreement without the consent of the Lenders).

(b) Fees and Expenses. The Borrower shall have paid any fees then due and payable under the Fee Letter. All accrued costs, fees and expenses (including legal fees and expenses and the fees and expenses of any other advisors) that have been invoiced at least two business days prior to the Closing Date that are payable to the Administrative Agent, the Lead Arrangers and the Lenders shall have been paid.

(c) Bridge Documentation. The Bridge Documentation shall be executed and delivered in form and substance reasonably satisfactory to the Administrative Agent and its counsel, including without limitation credit agreements, guaranties and other documentation reflecting the terms and conditions set forth herein and in the Term Sheets.

(d) Material Adverse Effect. Since May 31, 2011 through the date hereof, there shall not have occurred or be continuing any Target Material Adverse Effect unless (i) the Borrower waives the condition precedent to the closing of the Acquisition specified in Section 6.2(b) of the Acquisition Agreement and (ii) there shall not have occurred and be continuing any Borrower Material Adverse Effect since March 31, 2011. A “Target Material Adverse Effect” shall mean any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Target Material Adverse Effect, that is or is reasonably likely to (a) be materially adverse to the business, assets (including intangible assets), liabilities, capitalization, financial condition or results of operations of the Target and its Subsidiaries (as defined in the Acquisition Agreement) taken as a whole, provided, however, that in no event shall any Effect to the extent resulting from (in each case, only to such extent) any of the following, either alone or in combination, be taken into account in determining whether there has been a Target Material Adverse Effect: (i) any change in economic conditions in the United States or global economy or capital or financial markets generally that does not disproportionately affect the Target and its Subsidiaries taken as a whole, (ii) any change in economic conditions generally affecting industries in which the Target conducts business that does not disproportionately affect the Target and its Subsidiaries taken as a whole, (iii) any change in GAAP (as defined in the Acquisition Agreement) or (iv) the announcement or pendency of the Merger (as defined in the Acquisition Agreement); or (b) materially impede the authority of the parties to consummate the transactions contemplated by the Acquisition Agreement in accordance with the terms hereof and applicable Legal Requirements (as defined in the Acquisition Agreement). A “Borrower Material Adverse Effect” shall mean any Effect, individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Borrower Material Adverse Effect, that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), liabilities, capitalization, financial condition or results of operations of the Borrower and its subsidiaries taken as a whole, provided, however, that in no event shall any Effect to the extent resulting from (in each case, only to such extent) any of the following, either alone or in combination, be taken into account in determining whether there has been a Borrower Material Adverse Effect: (i) any change in economic conditions in the United States or global economy or capital or financial markets generally that does not disproportionately affect the Borrower and its subsidiaries taken as a whole, (ii) any change in economic conditions generally affecting industries in which the Borrower conducts business that does not disproportionately affect the Borrower and its subsidiaries taken as a whole, (iii) any change in GAAP or (iv) the announcement or pendency of the Merger.

(e) Representations and Warranties. All Acquisition Agreement Representations shall be true and correct to the extent set forth in the last paragraph of Section 1 of the Commitment Letter. All Specified Representations shall be true and correct in all material respects (except that any Specified Representation that is qualified as to “materiality”, “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein)).

(f) Notice of Borrowing. The Administrative Agent shall have received a notice of borrowing in accordance with the terms of the Bridge Documentation.

(g) Patriot Act. The Borrower and each of the Guarantors shall have provided the documentation and other information to the Lenders that are required by regulatory authorities under the applicable “know-your-customer” rules and regulations, including the Patriot Act.

(h) Miscellaneous Closing Conditions. The Lenders shall have received customary opinions of counsel for the Borrower and the Guarantors and of local counsel, as the case may be, and such opinions, corporate resolutions, certificates and other customary closing documentation (including, but not limited to, a solvency certificate from the Chief Financial Officer of the Borrower in form and substance reasonably satisfactory to the Lead Arrangers and a solvency opinion in the form attached hereto as Exhibit B-1, as well as such other documents as the Lenders may request, in each case customary for transactions of this type.

EXHIBIT B-1

Form of Solvency Certificate

Date:             , 2011

To the Administrative Agent and each of the Lenders party to the Bridge Loan Agreement referred to below:

I, the undersigned, a senior authorized financial officer of Electronic Arts Inc., a Delaware corporation (the “Borrower”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such fact and circumstances after the date hereof), that:

1. This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section      of the Bridge Loan Agreement, dated as of                      , 2011, among              (the “Bridge Loan Agreement”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Bridge Loan Agreement.

2. For purposes of this certificate, the terms below shall have the following definitions:

(a) “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b) “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower and its Subsidiaries taken as a whole (on a going concern basis) are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c) “Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

(d) “Identified Contingent Liabilities”

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Borrower and its Subsidiaries taken as a whole after giving effect to the Transactions (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated

Liabilities), as identified in terms of their nature and estimated magnitude by responsible officers of the Borrower.

(e) “Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature”

For the period from the date hereof through the Maturity Date, the Borrower and its Subsidiaries taken as a whole will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

(f) “Do not have Unreasonably Small Capital”

For the period from the date hereof through the Maturity Date, the Borrower and its Subsidiaries taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to ensure that it will continue to be a going concern for such period.

3. For purposes of this certificate, I, or officers of the Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a) I have reviewed the financial statements (including the pro forma financial statements) referred to in Section      of the Bridge Loan Agreement.

(b) I have knowledge of and have reviewed to my satisfaction the Bridge Loan Agreement and the other [Loan Documents] referred to therein and such other documents as I have deemed relevant and the contents of this certificate and, in connection herewith, have made such investigation as I have deemed necessary therefor. I further certify that the assumptions which underlie and form the basis for the certifications made in this certificate are fair and reasonable as of the date hereof.

(c) As a senior authorized financial officer of the Borrower, I am familiar with the financial condition of the Borrower and its Subsidiaries.

4. Based on and subject to the foregoing as of the date of this certification, I hereby certify on behalf of the Borrower that after giving effect to the consummation of the Transactions, to the best of my knowledge, (i) the Fair Value of the assets of the Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities, (ii) the Present Fair Salable Value of the assets of the Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (iii) the Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iv) the Borrower and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

* * *

IN WITNESS WHEREOF, the Borrower has caused this certificate to be executed on its behalf by a Senior Authorized Financial Officer as of the date first written above.

ELECTRONIC ARTS INC.

By:
Name:
Title: Senior Authorized Financial Officer